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                                                                                                                     Exhibit 12.1


                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            H. J. Heinz Finance Company and Subsidiaries


                                                                                 Fiscal Years Ended
                                                 ---------------------------------------------------------------------------------
                                                     Six
                                                 Months Ended     May 1,        May 2,        May 3,       April 28,     April 29,
                                                  October 30,      2002          2001          2000          1999          1998
                                                      2002      (52 Weeks)    (52 Weeks)    (52 Weeks)    (52 Weeks)    (52 Weeks)
                                                 -----------    ----------    ----------    ----------    ----------    ----------
Fixed Charges:
     Interest expense*                             $ 105,885     $ 206,578     $  10,278     $   7,138     $   6,266     $   7,621
     Capitalized interest                                  -             -         2,074             -             -             -
     Interest components of rental expense             6,157        12,729        11,814         8,189         7,869        10,112
                                                   ---------     ---------     ---------     ---------     ---------     ---------
         Total fixed charges                       $ 112,042     $ 219,307     $  24,166     $  15,327     $  14,135     $  17,733
                                                   ---------     ---------     ---------     ---------     ---------     ---------

Earnings:
     Income before income taxes and minority
         interest                                  $ 224,335     $ 565,675     $ 517,467     $ 700,539     $ 688,519     $ 762,394
     Add: Interest expense*                          105,885       206,578        10,278         7,138         6,266         7,621
     Add: Interest component of rental expense         6,157        12,729        11,814         8,189         7,869        10,112
     Add: Amortization of capitalized interest             -           128           715           715           715           898
                                                   ---------     ---------     ---------     ---------     ---------     ---------
         Earnings as adjusted                      $ 336,377     $ 785,110     $ 540,274     $ 716,581     $ 703,369     $ 781,025
                                                   ---------     ---------     ---------     ---------     ---------     ---------

Ratio of earnings to fixed charges                      3.00          3.58         22.36         46.75         49.76         44.04
                                                   =========     =========     =========     =========     =========     =========
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*    Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.